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NEWS RELEASE                                          MacKenzie Partners, Inc.
                                                      156 Fifth Avenue
                                                      New York, NY 10010
                                                      212 929-5900
                                                      FAX 212 929-0308
For Immediate Release

Contact:
--------
Bob Marese
MacKenzie Partners, Inc.
212-929-5405


                            IAT EXTENDS OFFER FOR MCM


         New York, New York, August 21, 1998. IAT Reinsurance Syndicate Ltd. announced today that it has extended the expiration of its $3.65 per share cash tender offer for up to 35% of the issued and outstanding shares of McM Corporation (NASDAQ OTC:MCMC) to 5:00 p.m., New York City time, on September 9, 1998.

         IAT said that it has obtained the required approval of the Court of Chancery of the State of Delaware, but is still awaiting required regulatory approvals from the Commissioners of Insurance in the States of North Carolina and California.

         As of the close of business on August 21, 1998, approximately 1,121,151 shares of common stock of McM had been tendered and not withdrawn.


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